Exhibit 99.1

For Immediate Release

Wolfe Axelrod Weinberger Associates, LLC Stephen D. Axelrod, CFA / Adam Lowensteiner (212) 370-4500, (212) 370-4505 fax steve@wolfeaxelrod.com, adam@wolfeaxelrod.com

IMPERIAL PETROLEUM ANNOUNCES THE RESIGNATION OF CHAIRMAN AND CEO

- Board of Directors Appoints Mr. John Ryer as CEO and President -

- Company Announces Management Changes to Strengthen Team -

EVANSVILLE, Ind. – November 11, 2011 — Imperial Petroleum, Inc. (OTCQX: IPMN), a leading biodiesel and diversified alternative energy company, today announced the resignation of Jeffrey Wilson, who was Chairman of the Board of Directors, President and CEO. In taking this action, the Board of Directors accepted Mr. Wilson’s letter of resignation in light of medical issues that could pose as a distraction. Mr. Wilson will continue to assist the company through a consultancy role as the head of technology and will be available to discuss strategy and new business opportunities.

Coinciding with the resignation, the Board has made several management changes to strengthen the team. Effective immediately, the Board has appointed Mr. John Ryer, a Director of the Company, as CEO and President of Imperial Petroleum. The Board has also promoted Mr. Tim Jones to Chief Financial Officer of Imperial Petroleum and President of e-Biofuels. Mr. Jones has been the VP of Finance for e-Biofuels. In addition, Mr. Aaron Wilson resigned his seat from the Board and will retain his operational title as President of Arrakis Oil Recovery, LLC., a wholly-owned subsidiary of Imperial Petroleum.

Mr. John Ryer has over eighteen years experience in the financial services industry including 10 years with ING Mutual Funds where he rose to head of trust and institutional sales. He also worked at Merrill Lynch and other brokerages.

Mr. Ryer, stated, “On behalf of the Board, we thank Jeff for all his work and accomplishments in building Imperial Petroleum into the Company it is today and wish him well. The Company has a great foundation with a strong base of revenues on the biofuels side and a manageable capital structure to enable solid growth. We have a strong core biofuel’s business that has huge growth potential with a team that has brought the Company to $110 million in revenue from $5 million in a single year. As a result, I anticipate a smooth and seamless transition as I undertake my new role as CEO and President of Imperial Petroleum. I am looking forward to taking Imperial to the next level and I know that I speak for the entire Board and management of Imperial in saying that we are all very excited about the future prospects for the Company.”

- More -

About Imperial Petroleum

Imperial is an energy company headquartered in Evansville, Indiana. The Company is engaged in three principal areas of energy production: (i) biodiesel and biofuels production, (ii) traditional oil and gas exploration and production and (iii) non-traditional oil production of heavy oil from mineable tar sands.

Forward Looking Statement

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

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